Exhibit 10.1

185 Berry Street
Suite 5000
San Francisco, CA 94107
July 2, 2019

Re: EMPLOYMENT AGREEMENT

Dear Eisar Lipkovitz:

This letter agreement (this “Agreement”) is entered into between Eisar Lipkovitz (“you”) and Lyft, Inc., a Delaware corporation (the “Company”). This Agreement is effective as of the date you sign this Agreement, as indicated below. This Agreement confirms the current terms and conditions of your employment with the Company. Except as noted below, this Agreement supersedes all prior negotiations, representations or agreements between you and the Company, including any prior employment agreement or offer letter entered into between you and the Company (your “Prior Employment Agreement”).

1.Duties and Scope of Employment.

(a)Position. The Company agrees to continue to employ you in the position of Executive Vice President, Engineering. You will continue to report to the Company’s Chief Executive Officer or to such other person as the Company subsequently may determine. You will be working out of the Company’s office in San Francisco. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company.

(b)Obligations to the Company. During the term of your employment with the Company (the “Employment”), you shall devote your full business efforts and time to the Company. During your Employment, you agree that you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. You shall comply with the Company’s policies and rules, including those policies located in the Company’s Team Member Handbook (and applicable State Supplement) and in the Company’s Code of Business Conduct and Ethics, as they may be in effect from time to time during your Employment.

(c)No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Agreement. In connection with your Employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual
1

property in which you or any other person has any right, title or interest and your Employment will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

2.Cash and Other Compensation.
(a)Salary. The Company shall continue to pay you as compensation for your Employment a base salary at a gross annual rate of $450,000. The Company reserves the right to modify your base salary. Your annual base salary will be subject to review and adjustment based upon the Company’s normal performance review practices. Your base salary shall continue to be payable in accordance with the Company’s standard payroll procedures. The annual base salary specified in this subsection, together with any modifications is referred to in this Agreement as “Base Salary.”

(b)PTO and Employee Benefits. As an exempt team member at Lyft, you will continue to be provided with unlimited Paid Time Off (“PTO”). This means the Company will not track the amount of time you take off, and you can take as much time as you need, subject to managerial approval, as long as doing so does not interfere with your work. You will remain eligible to participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plans.

(c)Severance and Change in Control Benefits. The Company’s Board of Directors or an authorized committee thereof has designated you a participant in the Company’s Executive Change in Control and Severance Plan (the “Policy”), attached as Attachment A to this Agreement. As a participant in the Policy, you will be eligible to receive severance payments and benefits upon certain qualifying terminations of your Employment as set forth in Attachment B to this Agreement (the “Participation Terms”), subject to the terms and conditions of the Policy. By signing this Agreement, you agree that this Agreement, the Policy, and the Participation Terms constitute the entire agreement between you and the Company regarding the subject matter of this paragraph and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied), and specifically supersede any severance and/or change of control provisions of any offer letter, employment agreement, or equity award agreement entered into between you and the Company. For the avoidance of doubt, all other terms of any equity awards granted to you by the Company will remain in effect.

3.Business Expenses. The Company will continue to reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

4.Termination.
(a)Employment at Will. Your Employment shall be “at will,” meaning that either you or the Company shall be entitled to terminate your Employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you shall be superseded by this Agreement. This Agreement shall constitute the full and
2

complete agreement between you and the Company on the “at-will” nature of your Employment, which may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

(b)Rights Upon Termination. Except in accordance with the Police termination of your Employment, you shall only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination.

5.Confidentiality Agreement and Arbitration Terms.
(a)Your acceptance of this Agreement and continuation of Employment with the Company confirms that the terms of the Company’s Employee Invention Assignment and Confidentiality Agreement that you executed in connection with the commencement of your Employment (the “Confidentiality Agreement”) continue in effect.
(b)Your continued Employment is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Arbitration Agreement, a copy of which is attached as Attachment C to this Agreement for your review and execution (the “Arbitration Agreement”) at the time you execute this Agreement.
6.Successors.

(a)Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement.

(b)Your Successors. This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7.Miscellaneous Provisions.

(a)Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

3

(c)Whole Agreement. This Agreement, the Confidentiality Agreement, the Arbitration Agreement, the Policy, and the Participation Terms contain the entire understanding of the parties with respect to the subject matter hereof, and they supersede all prior negotiations, representations or agreements between you and the Company, except as specifically noted herein. This Agreement may only be modified by a written agreement signed by you and the Company’s Chief Executive Officer.

(d)Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e)Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State in which you work/last worked without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(f)No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(g)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

4

To accept this Agreement, please sign in the space indicated and return it to the Company.
Very truly yours,
LYFT, INC.
By: /s/ Logan Green
Name:  Logan Green
Title: Chief Executive Officer
ACCEPTED AND AGREED:
/s/ Eisar Lipkovitz
Eisar Lipkovitz
Jul 2, 2019
Date
Attachment A: Executive Change in Control and Severance Plan
Attachment B: Participation Agreement
Attachment C: Arbitration Agreement

5

ATTACHMENT A
EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN
(See Attached)
6

ATTACHMENT B
PARTICIPATION AGREEMENT
(See Attached)
7

ATTACHMENT C
ARBITRATION AGREEMENT
(See Attached)

8

LYFT, INC.
EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN AND SUMMARY PLAN DESCRIPTION
1.Introduction. The purpose of this Lyft, Inc. Executive Change in Control and Severance Plan is to provide assurances of specified benefits to certain employees of the Company whose employment is subject to being involuntarily terminated other than for death, Disability, or Cause or voluntarily terminated for Good Reason under the circumstances described in the Plan (as defined below). This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

2.Important Terms. The following words and phrases, when the initial letter of the term is capitalized, will have the meanings set forth in this Section 2, unless a different meaning is plainly required by the context:

2.1.“Administrator” means the Company, acting through the Compensation Committee or another duly constituted committee of members of the Board, or any person to whom the Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 11, but only to the extent of such delegation.

2.2.“Board” means the Board of Directors of the Company.

2.3.“Cause” means, with respect to a Participant:

(a)any willful, material violation by the Participant of any law or regulation applicable to the business of the Company;
(b)the Participant’s conviction for, or plea of no contest to, a felony or a crime involving moral turpitude;
(c)commission of an act of personal dishonesty that is intended to result in the substantial personal enrichment of the Participant (excluding inadvertent acts that are promptly cured following notice);

(d)a continued material failure or failures by the Participant to perform the Participant’s lawful and reasonable duties of employment (including, but not limited to, compliance with material written policies of the Company and material written agreements with the Company), which violations are demonstrably willful and deliberate on the Participant’s part (but only after the Company has delivered a written demand for performance to the Participant that describes the basis for the Company’s belief that the Participant has committed material violations and the Participant has not cured within a period of 15 days following notice);

(e)a Participant’s willful failure (other than due to physical incapacity) to reasonably cooperate with any audit or investigation by a governmental authority or the Company of the Company’s business or financial conditions or practices that continues after written notice from the Board and at least fifteen (15) days to cure;

(f)any other willful misconduct or gross negligence by the Participant that is materially injurious to the financial condition or business reputation of the Company;

(g)material breach of any of the Participant’s fiduciary duties to the Company;

(h)Participant’s failure to reasonably cooperate in any audit or investigation of the business or financial practices of the Company; or

(i)Participant substantially abusing alcohol, drugs, or similar substances, or Participant engaging in other conduct or activities, provided that such abuse or engagement results or is reasonably likely to result in negative publicity or public disrespect, contempt or ridicule of the Company or Participant that the Company reasonably believes will have a demonstrably injurious effect on the Company’s reputation or business or Participant’s ability to perform Participant’s duties, but excluding conduct or activities undertaken in good faith by Participant in the ordinary course of Participant performing Participant’s duties with the Company.

2.4.“Change in Control” means the occurrence of any of the following events:
(a)Change in Ownership of the Company. A change in the
ownership of the Company that occurs on the date that any one person, or more than one person acting as a group (“Person”) acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, (i) the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control and (ii) any acquisition of additional stock by the Founders and/or their Permitted Entities (each as defined in the Company’s certificate of incorporation, as amended from time to time (the “COI”)) as a result of a Permitted Transfer (as defined in the COI) or from the Company in a transaction or issuance (including pursuant to Equity Awards) approved by the Board or a committee thereof, that results in such parties owning more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities. For the avoidance of doubt, increases in the percentage of total voting power owned by the Founders and/or their Permitted Entities resulting solely from a decrease in the number of shares of stock of the Company outstanding shall not constitute an acquisition that creates a Change in Control under this subsection (a); or

(b)Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period with individuals whose appointment or election to the Board is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c)Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2.4, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.5.“Change in Control Period” means the time period beginning on the date that is 3 months prior to a Change in Control and ending on the date that is 12 months following a Change in Control.
2.6.“Code” means the Internal Revenue Code of 1986, as amended.

2.7. “Company” means Lyft, Inc., a Delaware corporation, and any successor that assumes the obligations of the Company under the Plan, by way of merger, acquisition, consolidation or other transaction.
2.8.“Compensation Committee” means the Compensation Committee of the Board.
2.9.“Director” means a member of the Board who is not an employee of the Company. Directors are not eligible for Severance Benefits.
2.10. “Disability” shall mean, with respect to a Participant, “Disability” as defined in the Company’s long-term disability plan or policy then in effect with respect to that Participant, as such plan or policy may be in effect from time to time, and, if there is no such plan or policy, a total and permanent disability as defined in Code Section 22(e)(3).

2.11.“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

2.12.“Equity Awards” means a Participant’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.
2.13. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
2.14. “Good Reason” shall mean the occurrence of one or more of the following (through a single action or series of actions) without the Participant’s written consent:

(a)(A) outside of a Change in Control Period, the assignment to the Participant of any duties or responsibilities that are inconsistent with the Participant’s education and professional experience, and (B) during a Change in Control Period, the assignment to the Participant of any authority, duties or responsibilities or the reduction of the Participant’s authority, duties or responsibilities, either of which results in a material diminution in the Participant’s authority, duties or responsibilities at the Company as in effect immediately prior to the Change in Control Period, unless Participant is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority and status);
(b)a material reduction by the Company in the Participant’s annual base salary (or, following a Change in Control, annual base salary or target annual bonus) other than a one-time reduction of 15% or less that is applicable to substantially all other similarly-situated executives;
(c)during a Change in Control Period, a non-temporary relocation of the Participant’s principal work location office to a location that increases the Participant’s one way commute from the Participant’s principal residence by more than 50 miles as compared to the principal location at which the Participant performs duties as of immediately prior to the beginning of the Change in Control Period; or

(d)a material breach by the Company of any material written agreement with the Participant.

An event or action will not constitute Good Reason unless (1) the Participant gives the Company written notice within 60 days after the Participant knows or should know of the initial existence of such event or action, (2) such event or action is not reversed, remedied or cured, as the case may be, by the Company as soon as possible but in no event later than 30 days of receiving such written notice from the Participant, and (3) the Participant terminates employment within 60 days following the end of the cure period.

2.15. “Involuntary Termination” shall mean (a) a Participant terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason, or (b) the Company (or any parent or subsidiary of the Company) terminates the Participant’s employment for a reason other than Cause, the Participant’s death or Disability.

2.16. “Participant” means an employee of the Company or of any subsidiary of the Company who (a) has been designated by the Administrator to participate in the Plan either by position or by name and (b) has timely and properly executed and delivered a Participation Agreement to the Company. Participants serving as the Company’s Chief Executive Officer or President are referred to herein as a “Level 1 Participant” and Participants serving as other than the Company’s Chief Executive Officer or President are referred to herein as a “Level 2 Participant.”

2.17. “Participation Agreement” means the individual agreement (as will be provided in separate cover as Appendix A) provided by the Administrator to a Participant under the Plan, which has been signed and accepted by the Participant.

2.18. “Plan” means the Lyft, Inc. Executive Change in Control and Severance Plan, as set forth in this document, and as hereafter amended from time to time.

2.19. “Section 409A Limit” means 2 times the lesser of: (i) the Participant’s annualized compensation based upon the annual rate of pay paid to the Participant during the Participant’s taxable year preceding the Participant’s taxable year of the Participant’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Participant’s employment is terminated.

2.20. “Severance Benefits” means the compensation and other benefits that the Participant will be provided in the circumstances described in Section 4.
3. Eligibility for Severance Benefits. A Participant is eligible for Severance Benefits, as described in Section 4, only if he or she experiences an Involuntary Termination. A Director is not eligible for Severance Benefits.

4.Involuntary Termination. Upon an Involuntary Termination, then, subject to the Participant’s compliance with Section 6, the Participant will be eligible to receive the following Severance Benefits as described in Participant’s Participation Agreement, subject to the terms and conditions of the Plan and the Participant’s Participation Agreement:

4.1.Cash Severance Benefits. Severance equal to the amount set forth in the Participant’s Participation Agreement and payable in cash in a lump sum in accordance with the terms and conditions of this Plan, including without limitation Section 7 hereof.
4.2.Continued Medical Benefits. If the Participant, and any spouse and/or dependents of the Participant (“Family Members”) has or have coverage on the date of the Participant’s Involuntary Termination under a group health plan sponsored by the Company, the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) during the period of time following the Participant’s employment termination, as set forth in the Participant’s Participation Agreement, regardless of whether the Participant elects COBRA continuation coverage for Participant and his Family Members (the “COBRA Severance”). The COBRA Severance will be paid in a lump sum payment equal to the monthly COBRA premium (on an after-tax basis) that the Participant would be required to pay to continue the group health coverage in effect on the date of the Participant’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), multiplied by the number of months in the period of time set forth in the Participant’s Participation Agreement following the termination. Furthermore, for any Participant who, due to non-U.S. local law considerations, is covered by a health plan that is not subject to COBRA, the Company may (in its discretion) instead provide cash or continued coverage in a manner intended to replicate the benefits of this Section 4.2 and to comply with applicable local law considerations.
4.3.Equity Award Vesting Acceleration Benefit. If and to the extent specifically provided in the Participant’s Participation Agreement, all or a portion of Participant’s Equity Awards will vest and, to the extent applicable, become immediately exercisable.
5.Limitation on Payments. In the event that the severance and other benefits provided for in this Plan or otherwise payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code (“280G Payments”), and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the 280G Payments will be either:

(a)delivered in full, or

(b)delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in the 280G Payments is necessary so that no portion of such benefits are subject to the Excise Tax, reduction will occur in the following order: (i) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (ii) a pro rata reduction of (A) cash payments that are subject to Section 409A as deferred compensation and (B) cash payments not subject to Section 409A of the Code; (iii) a pro rata reduction of (A) employee benefits that are subject to Section 409A as deferred compensation and (B) employee benefits not subject to Section 409A; and (iv) a pro rata cancellation of (A) accelerated vesting equity awards that are subject to Section 409A as deferred compensation and (B) equity awards not subject to Section 409A. In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of a Participant’s equity awards.

Unless Participant and the Company otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to the Change in Control or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Participant and the Company. For purposes of making the calculations required by this Section 5 the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Participant and the Company will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 5.

The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 5.

6.Conditions to Receipt of Severance.

6.1.Release Agreement. As a condition to receiving the Severance Benefits, each Participant will be required to sign and not revoke a separation and release of claims agreement in a form reasonably satisfactory to the Company (the “Release”). In all cases, the Release must become effective and irrevocable no later than the 60th day following the Participant’s Involuntary Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Participant will forfeit any right to the Severance Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.

6.2.Confidential Information. A Participant’s receipt of Severance Benefits will be subject to the Participant continuing to comply with the terms of any employee invention assignment and confidentiality agreement and such other appropriate agreement between the Participant and the Company.

6.3.Non-Solicitation. As a condition to receiving Severance Benefits under this Plan, the Participant agrees that the Participant will not solicit any employee of the Company or any of its subsidiaries for employment other than at the Company or any of its subsidiaries for twelve (12) months following his or her termination.

6.4.Non-Disparagement. As a condition to receiving Severance Benefits under this Plan during the Participant’s employment with the Company and for twelve (12) months following his or her termination, the Participant will not knowingly and materially disparage, libel, slander, or otherwise make any materially derogatory statements regarding the Company or any of its officers or directors. Notwithstanding the foregoing, nothing contained in the Plan will be deemed to restrict the Participant from providing information to any governmental, administrative, judicial, legislative, or regulatory agency or body (or in any way limit the content of any such information) to the extent the Participant is required to provide such information pursuant to a subpoena, or upon written request from an administrative agency or the legislature, or as otherwise required by applicable law or regulation, or in accordance with any governmental investigation or audit relating to the Company. Similarly, nothing in this Plan is intended to limit a Participant’s rights as an employee to discuss the terms, wages, and working conditions of Participant’s employment, including any rights a Participant may have under Section 7 of the National Labor Relations Act, nor to deny a Participant the right to disclose information pertaining to sexual harassment or any unlawful or potentially unlawful conduct, as protected by applicable law.

6.5.Other Requirements. Severance Benefits under this Plan shall terminate immediately for a Participant if such Participant, at any time, violates any such agreement and/or the provisions of this Section 6.

7.Timing of Severance Benefits. Provided that the Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 9, the Severance Benefits will be paid, or in the case of installments, will commence, on the first Company payroll date following the Release Deadline Date (such payment date, the “Severance Start Date”), and any Severance Benefits otherwise payable to the Participant during the period immediately following the Participant’s termination of employment with the Company through the Severance Start Date will be paid in a lump sum to the Participant on the Severance Start Date, with any remaining payments to be made as provided in this Plan and the Participant’s Participation Agreement.

8.Exclusive Benefit. Unless otherwise provided for by the Administrator in a Participant’s Participation Agreement, the benefits, if any, provided under this Plan will be the exclusive benefits for a Participant related to his or her termination of employment with the Company and/or a change in control of the Company and will supersede and replace any severance and/or change in control benefits set forth in any offer letter, employment or severance agreement and/or other agreement between the Participant and the Company, including any equity award agreement. For the avoidance of doubt, if a Participant was otherwise eligible to participate in any other Company severance and/or change in control plan (whether or not subject to ERISA), then participation in this Plan will supersede and replace eligibility in such other plan. Notwithstanding the foregoing, any provision in a Participant’s existing offer letter, employment agreement, and/or equity award agreement with the Company that provides for vesting of Participant’s restricted stock units upon a “Liquidity Event” (as defined in the letter and/or agreement) or such other similar term as set forth therein, or vesting of a Participant’s equity awards upon a failure by an acquirer to assume the equity awards, will not be superseded by the Plan or the Participation Agreement, and will continue in full force and effect pursuant to its existing terms.

9.Section 409A.

9.1.Notwithstanding anything to the contrary in this Plan, no Severance Benefits to be paid or provided to a Participant, if any, under this Plan that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or provided until the Participant has a “separation from service” within the meaning of Section 409A. Similarly, no Severance Benefits payable to a Participant, if any, under this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Participant has a “separation from service” within the meaning of Section 409A.

9.2.It is intended that none of the Severance Benefits will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 9.3 below or resulting from an involuntary separation from service as described in Section 9.4 below. In no event will a Participant have discretion to determine the taxable year of payment of any Deferred Payment.
9.3.Notwithstanding anything to the contrary in this Plan, if a Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first 6 months following the Participant’s separation from service, will become payable on the date 6 months and 1 day following the date of the Participant’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of the Participant’s death following the Participant’s separation from service, but before the 6 month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Plan is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.
9.4.Any amount paid under this Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Section 9.
9.5.Any amount paid under this Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A- 1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of this Section 9.
9.6.The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the Severance Benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Notwithstanding anything to the contrary in the Plan, including but not limited to Sections 11 and 13, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Participants, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of Severance Benefits or imposition of any additional tax. In no event will the Company reimburse a Participant for any taxes or other costs that may be imposed on the Participant as result of Section 409A.

10.Withholdings. The Company will withhold from any Severance Benefits all applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.
11.Administration. The Company is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator (in his or her sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other actiontaken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2.1, the Administrator (a) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (b) has the authority to act for the Company (in a non- fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that any Plan amendment or termination or any other action that reasonably could be expected to increase materially the cost of the Plan must be approved by the Board.

12.Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.1 and 11, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.

13.Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan, any Participation Agreement issued pursuant to the Plan, or the benefits provided hereunder at any time, subject to the provisions of this Section 13. Any amendment or termination of the Plan will be in writing. Any amendment to the Plan that (1) causes an individual or group of individuals to cease to be a Participant, or (2) reduces or alters to the detriment of the Participant the Severance Benefits potentially payable to the Participant (including, without limitation, imposing additional conditions or modifying the timing of payment) (an amendment described in clause (1) and/or clause (2) being an “adverse amendment or termination”), will be effective only if it is approved by the Company and communicated to the affected individual(s) in writing more than 18 months before the effective date of the adverse amendment or termination. Once a Participant has incurred an Involuntary Termination, no amendment or termination of the Plan may, without that Participant’s written consent, reduce or alter to the detriment of the Participant, the Severance Benefits payable to the Participant. In addition and notwithstanding the preceding, beginning on the date that a Change in Control occurs, the Company may not, without a Participant’s written consent, amend or terminate the Plan in any way, nor take any other action under the Plan, which (i) prevents that Participant from becoming eligible for Severance Benefits, or (ii) reduces or alters to the detriment of the Participant the Severance Benefits payable, or potentially payable, to the Participant (including, without limitation, imposing additional conditions). The preceding sentence shall not apply to any amendment that otherwise both (x) would take effect before a Change in Control, and (y) meets the requirements of this Section 13 without regard to the preceding sentence. Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity.

14.Claims and Appeals.

14.1. Claims Procedure. Any employee or other person who believes he or she is entitled to any Severance Benefits may submit a claim in writing to the Administrator within 90 days of the earlier of (i) the date the claimant learned the amount of his or her Severance Benefits or (ii) the date the claimant learned that he or she will not be entitled to any Severance Benefits. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90 day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

14.2.Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

15.Attorneys’ Fees. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Plan.
16.Source of Payments. All payments under the Plan will be paid from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the

Plan will be any greater than the right of any other general unsecured creditor of the Company.

17.Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
18.No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company. The Plan in no way alters Participant’s at will employment arrangement with Company and Company expressly reserves the right to discharge any of its employees, including Participant, at any time, with or without cause. However, as described in the Plan, a Participant may be entitled to Severance Benefits depending upon the circumstances of his or her termination of employment.

19.Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

20.Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of California (but not its conflict of laws provisions).

21.Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
22.Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.
23.Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

24.Additional Information.

Plan Name:	Lyft, Inc. Executive Change in Control and Severance Plan

Plan Sponsor:	Lyft, Inc. 185 Berry Street, Suite 5000 San Francisco, California 94107 (844) 250-2773

Identification Numbers:	EIN: 20-8809830 PLAN: 502

Plan Year:	Company’s fiscal year

Plan Administrator:	Lyft, Inc. Attention: Administrator of the Lyft, Inc. Executive Change in Control and Severance Plan 185 Berry Street, Suite 5000 San Francisco, California 94107 (844) 250-2773

Agent for Service of Legal Process:	Lyft, Inc. Attention: General Counsel 185 Berry Street, Suite 5000 San Francisco, California 94107 (844) 250-2773 Service of process also may be made upon the Administrator.

Type of Plan	Severance Plan/Employee Welfare Benefit Plan

Plan Costs	The cost of the Plan is paid by the Company.

25.Statement of ERISA Rights.

As a Participant under the Plan, you have certain rights and protections under ERISA:

(a)You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review upon written request to the Administrator.
(b)You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Participants. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Section 14 above.)
Under ERISA, there are steps you can take to enforce the above rights. For example, if you request materials and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent due to reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

o 0 o

[Final Level 2 Form]

Appendix A

Lyft, Inc. Executive Change in Control and Severance Plan Participation Agreement
Lyft, Inc. (the “Company”) is pleased to inform you,  , that you have been selected to participate in the Company’s Executive Change in Control and Severance Plan (the “Plan”) as a Participant.

A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan. The capitalized terms used but not defined herein will have the meanings ascribed to them in the Plan.
In order to actually become a participant in the Plan, you must complete and sign this Participation Agreement and return it to [NAME] no later than [DATE].
The Plan describes in detail certain circumstances under which you may become eligible for Severance Benefits. As described more fully in the Plan, you may become eligible for certain Severance Benefits if you experience an Involuntary Termination.

1.Involuntary Termination Outside of Change in Control Period. Upon your Involuntary Termination occurring outside of the Change in Control Period, subject to the terms and conditions of the Plan, you will receive:
a.Cash Severance Benefits.

i.Base Salary. A lump sum payment equal to 6 months of your annual base salary as in effect immediately prior to your Involuntary Termination (less applicable withholding taxes).
ii.Pro-Rated Target Bonus. A lump-sum payment equal to (A) your annual target bonus for the fiscal year in which your Involuntary Termination occurs multiplied by (B) a fraction, the numerator of which is the number of days between (and including) the start of the year in which your Involuntary Termination occurs and the date of your Involuntary Termination and the denominator of which is 365 (less applicable withholding taxes).

b.Continued Medical Benefits. A lump sum payment equal to the cost of continued health coverage under COBRA, as described in Section 4.2 of the Plan, for a period of 6 months following the date of your Involuntary Termination (less applicable withholding taxes).
2.Involuntary Termination Within Change in Control Period. Upon your Involuntary Termination occurring within the Change in Control Period, subject to the terms and conditions of the Plan, you will receive:
a.Cash Severance Benefits.

i.Base Salary. A lump-sum payment equal to 12 months of your annual base salary as in effect immediately prior to your Involuntary Termination (less applicable withholding taxes).

ii.Pro-Rated Target Bonus. A lump-sum payment equal to (A) your annual target bonus for the fiscal year in which your Involuntary Termination occurs multiplied by (B) a fraction, the numerator of which is the number of days between (and including) the start of the year in which your Involuntary Termination occurs and the date of your Involuntary Termination and the denominator of which is 365 (less applicable withholding taxes).

b.COBRA Severance. A lump sum payment equal to the cost of continued health coverage under COBRA, as described in Section 4.2 of the Plan, for a period of 12 months following the date of your Involuntary Termination (less applicable withholding taxes).
c.Equity Award Vesting Acceleration. 100% of your then-outstanding and unvested Equity Awards will become vested in full and, to the extent applicable, become immediately exercisable (it being understood that forfeiture of any equity awards due to termination of employment will be tolled to the extent necessary to implement this section (c)). If, however, an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will vest as to 100% of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s).

3.Non-Duplication of Payment or Benefits: If (a) your Involuntary Termination occurs prior to a Change in Control that qualifies you for Severance Benefits under Section 1 of this Participation Agreement and (b) a Change in Control occurs within the 3-month period following your Involuntary Termination that qualifies you for the superior Severance Benefits under Section 2 of this Participation Agreement, then (i) you will cease receiving any further payments or benefits under Section 1 of this Participation Agreement and (ii) the Cash Severance Benefits, Continued Medical Benefits, and Equity Award Vesting Acceleration, as applicable, otherwise payable under Section 2 of this Participation Agreement each will be offset by the corresponding payments or benefits you already received under Section 1 of this Participation Agreement in connection your Involuntary Termination.

In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable within the requisite period, and otherwise comply with the requirements under Section 6 of the Plan.
4.Exclusive Benefit. In accordance with Section 8 of the Plan, the benefits, if any, provided under this Plan will be the exclusive benefits for a Participant related to his or her termination of employment with the Company and/or a change in control of the Company and will supersede and replace any severance and/or change in control benefits set forth in any offer letter, employment or severance agreement and/or other agreement between the Participant and the Company, including any equity award agreement. For the avoidance ofdoubt, if a Participant was otherwise eligible to participate in any other Company severance and/or change in control plan (whether or not subject to ERISA), then participation in this Plan will supersede and replace eligibility in such other plan. Notwithstanding the foregoing, any provision in your existing offer letter, employment agreement, and/or equity award agreement with the Company that provides for vesting of your restricted stock units upon a “Liquidity

Event” (as defined in the letter and/or agreement), or such other similar term as set forth therein, will not be superseded by the Plan or the Participation Agreement, and will continue in full force and effect pursuant to its existing terms.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Executive Change in Control and Severance Plan and Summary Plan Description; (2) you have carefully read this Participation Agreement and the Executive Change in Control and Severance Plan and Summary Plan Description and you acknowledge and agree to its terms, including, but not limited to, Section 8 of the Executive Change in Control and Severance Plan and Summary Plan Description; (3) decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors.

[Signature page follows]

LYFT, INC.	PARTICIPANT

Signature	Signature

Name	Date

Title

Attachment: Lyft, Inc. Executive Change in Control and Severance Plan and Summary Plan Description

[Signature page to the Participation Agreement]

[Final Level 2 Form]

Lyft, Inc. Executive Change in Control and Severance Plan Participation Agreement

Lyft, Inc. (the “Company”) is pleased to inform you, Eisar Lipkovitz, that you have been selected to participate in the Company’s Executive Change in Control and Severance Plan (the “Plan”) as a Participant.
A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan. The capitalized terms used but not defined herein will have the meanings ascribed to them in the Plan.

In order to actually become a participant in the Plan, you must complete and sign this Participation Agreement and return it to Seok Lee no later than July 15, 2019.

The Plan describes in detail certain circumstances under which you may become eligible for Severance Benefits. As described more fully in the Plan, you may become eligible for certain Severance Benefits if you experience an Involuntary Termination.
1.Involuntary Termination Outside of Change in Control Period. Upon your Involuntary Termination occurring outside of the Change in Control Period, subject to the terms and conditions of the Plan, you will receive:

a.Cash Severance Benefits.

(i)Base Salary. A lump sum payment equal to 6 months of your annual base salary as in effect immediately prior to your Involuntary Termination (less applicable withholding taxes).

(ii)Pro-Rated Target Bonus. A lump-sum payment equal to (A) your annual target bonus for the fiscal year in which your Involuntary Termination occurs multiplied by (B) a fraction, the numerator of which is the number of days between (and including) the start of the year in which your Involuntary Termination occurs and the date of your Involuntary Termination and the denominator of which is 365 (less applicable withholding taxes).

b.Continued Medical Benefits. A lump sum payment equal to the cost of continued health coverage under COBRA, as described in Section 4.2 of the Plan, for a period of 6 months following the date of your Involuntary Termination (less applicable withholding taxes).
2.Involuntary Termination Within Change in Control Period. Upon your Involuntary Termination occurring within the Change in Control Period, subject to the terms and conditions of the Plan, you will receive:
a.Cash Severance Benefits.

(i)Base Salary. A lump-sum payment equal to 12 months of your annual base salary as in effect immediately prior to your Involuntary Termination (less applicable withholding taxes).

1

(ii)Pro-Rated Target Bonus. A lump-sum payment equal to (A) your annual target bonus for the fiscal year in which your Involuntary Termination occurs multiplied by (B) a fraction, the numerator of which is the number of days between (and including) the start of the year in which your Involuntary Termination occurs and the date of your Involuntary Termination and the denominator of which is 365 (less applicable withholding taxes).

b.COBRA Severance. A lump sum payment equal to the cost of continued health coverage under COBRA, as described in Section 4.2 of the Plan, for a period of 12 months following the date of your Involuntary Termination (less applicable withholding taxes).
c.Equity Award Vesting Acceleration. 100% of your then-outstanding and unvested Equity Awards will become vested in full and, to the extent applicable, become immediately exercisable (it being understood that forfeiture of any equity awards due to termination of employment will be tolled to the extent necessary to implement this section (c)). If, however, an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will vest as to 100% of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s).

3.Non-Duplication of Payment or Benefits: If (a) your Involuntary Termination occurs prior to a Change in Control that qualifies you for Severance Benefits under Section 1 of this Participation Agreement and (b) a Change in Control occurs within the 3-month period following your Involuntary Termination that qualifies you for the superior Severance Benefits under Section 2 of this Participation Agreement, then (i) you will cease receiving any further payments or benefits under Section 1 of this Participation Agreement and (ii) the Cash Severance Benefits, Continued Medical Benefits, and Equity Award Vesting Acceleration, as applicable, otherwise payable under Section 2 of this Participation Agreement each will be offset by the corresponding payments or benefits you already received under Section 1 of this Participation Agreement in connection your Involuntary Termination.

In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable within the requisite period, and otherwise comply with the requirements under Section 6 of the Plan.
4.Exclusive Benefit. In accordance with Section 8 of the Plan, the benefits, if any, provided under this Plan will be the exclusive benefits for a Participant related to his or her termination of employment with the Company and/or a change in control of the Company and will supersede and replace any severance and/or change in control benefits set forth in any offer letter, employment or severance agreement and/or other agreement between the Participant and the Company, including any equity award agreement. For the avoidance of doubt, if a Participant was otherwise eligible to participate in any other Company severance and/or change in control plan (whether or not subject to ERISA), then participation in this Plan will supersede and replace eligibility in such other plan. Notwithstanding the foregoing, any provision in your existing offer letter, employment agreement, and/or equity award agreement with the Company that provides for vesting of your restricted stock units upon a “Liquidity Event” (as defined in the letter and/or agreement), or such other similar term as set forth therein, will not be superseded by the Plan or the Participation Agreement, and will continue in full force and effect pursuant to its existing terms.

2

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Executive Change in Control and Severance Plan and Summary Plan Description; (2) you have carefully read this Participation Agreement and the Executive Change in Control and Severance Plan and Summary Plan Description and you acknowledge and agree to its terms, including, but not limited to, Section 8 of the Executive Change in Control and Severance Plan and Summary Plan Description; (3) decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors.

[Signature page follows]

LYFT, INC.	PARTICIPANT

/s/ Logan Green	/s/ Eisar Lipkovitz
Signature	Signature

Logan Green	July 2, 2019
Name	Date

Chief Executive Officer
Title

Attachment: Lyft, Inc. Executive Change in Control and Severance Plan and Summary Plan Description

[Signature page to the Participation Agreement]

3

MUTUAL ARBITRATION AGREEMENT

1.Disputes Subject To Arbitration

Lyft and I hereby agree that any and all claims, disputes or controversies between Lyft and me that arise out of or are related in any way to my employment relationship with Lyft (except those excluded below) shall be resolved by final and binding arbitration. For purposes of this Mutual Arbitration Agreement (the “Arbitration Agreement”), references to Lyft shall include Lyft, Inc., and/or any entity affiliated with or related to Lyft, Inc. (including their owners, officers, directors, managers, employees, agents, fiduciaries, administrators, affiliates, subsidiaries, parents, and all successors and assigns of any of them). This Arbitration Agreement is governed by the Federal Arbitration Act and survives after the Agreement terminates or my relationship with Lyft ends. Any arbitration under the Arbitration Agreement will take place on an individual basis; class arbitrations and class actions are not permitted. Lyft and I further expressly waive the right to a jury trial, and Lyft and I agree that the arbitrator's award will be final and binding on both parties.

This Arbitration Agreement is intended to be broadly interpreted. The types of disputes and claims covered by this Arbitration Agreement (referred to below as “Claims”) include, but are not limited to disputes over rights provided by federal, state, or local statutes, regulations, ordinances, and common law; claims related to salary, overtime, bonuses, vacation, paid time off, wages, meal and rest breaks, and any other form of compensation; claims for breach of contract, wrongful discharge, fraud, defamation, emotional distress, retaliation and breach of the implied covenant of good faith and fair dealing; and claims involving laws that prohibit discrimination and unlawful harassment based on any protected classification, including claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, and any state employment statutes, such as the California Fair Employment & Housing Act, and the California Labor Code.

2.Disputes Excluded From Arbitration

This Arbitration Agreement does not cover claims for disability and medical benefits under workers’ compensation laws or claims for unemployment benefits. Likewise, nothing in this Arbitration Agreement prohibits me from filing an administrative charge with the federal Equal Employment Opportunity Commission, U.S. Department of Labor, Securities Exchange Commission, National Labor Relations Board, the Office of Federal Contract Compliance Programs, the California Department of Fair Employment & Housing, or any other similar local, state, or federal agency, or from participating in any administrative agency investigation. Notwithstanding this Arbitration Provision, either Lyft or I may seek to obtain injunctive relief in court to avoid irreparable harm that might take place prior to the resolution of any arbitration.

3.Class Action/Collective Action Waiver

Lyft and I agree to bring any Claims in arbitration on an individual basis only, and not on a class or collective basis. Accordingly, neither I nor Lyft shall bring, nor shall the arbitrator preside over, any form of class or collective proceeding. In addition, unless all parties agree in writing otherwise, the arbitrator shall not consolidate or join the arbitrations of more than one employee. Neither I nor Lyft may seek, nor may the arbitrator award, any relief that is not individualized to the claimant or that affects other employees.

Notwithstanding any other provision of this Arbitration Agreement, the scope, applicability, enforceability, revocability or validity of this section may be resolved only by a court of competent jurisdiction and not by an arbitrator. If a court decides that applicable law does not permit the
1

enforcement of any of this section’s limitations as to a particular claim for relief, then that claim (and only that claim) must be severed from the arbitration and may be brought in court.

4.Representative PAGA Waiver

To the fullest extent permitted by law, Lyft and I (1) agree not to bring a representative action on behalf of others under the Private Attorneys General Act of 2004 (“PAGA”), California Labor Code § 2698 et seq., in any court or in arbitration, and (2) agree that for any claim brought on a private attorney general basis, including under the California PAGA, any such dispute shall be resolved in arbitration on an individual basis only (i.e., to resolve whether I have personally been aggrieved or subject to any violations of law), and that such an action may not be used to resolve the claims or rights of other individuals in a single or collective proceeding (i.e., to resolve whether other individuals have been aggrieved or subject to any violations of law) (collectively, “representative PAGA Waiver”). Notwithstanding any other provision of this Arbitration Agreement, the scope, applicability, enforceability, revocability or validity of this representative PAGA Waiver may be resolved only by a court of competent jurisdiction and not by an arbitrator.

If any provision of this representative PAGA Waiver is found to be unenforceable or unlawful for any reason: (i) the unenforceable provision shall be severed from this Arbitration Provision; (ii) severance of the unenforceable provision shall have no impact whatsoever on the Arbitration Agreement or the requirement that any remaining Claims be arbitrated on an individual basis pursuant to the Arbitration Provision; and (iii) any such representative PAGA claims or other representative private attorneys general act claims must be litigated in a court of competent jurisdiction and not in arbitration. To the extent that there are any Claims to be litigated in a court of competent jurisdiction because a court determines that the representative PAGA Waiver is unenforceable with respect to those Claims, the Parties agree that litigation of those Claims shall be stayed pending the outcome of any individual Claims in arbitration.

5.The Arbitration Process

Lyft and I agree that any dispute shall be addressed in the following manner: first, through good-faith negotiation between Lyft and me; second, through a voluntary mediation paid for by Lyft, if both parties agree to mediation, administered by a mediator approved by Lyft and me; and third, if still not resolved, by final, binding and confidential arbitration. The arbitration shall be administered by the American Arbitration Association (“AAA”) pursuant to its Employment Arbitration Rules & Mediation Procedures then in effect. I understand that copies of these rules are available to me at https://www.adr.org and that Lyft will provide me with copies upon my request. I acknowledge that I had a full and fair opportunity to read and review these rules to the extent that I wished before accepting this Arbitration Agreement.

Lyft and I agree that the procedures outlined in this Arbitration Agreement will be the exclusive means of resolution for any Claims covered by this Arbitration Agreement, whether such disputes are initiated by Lyft or by me.

Lyft and I agree that the arbitration will take place in (1) San Francisco, California, (2) if I elect, in the county in which I was employed with the company at the time that the dispute arose, or (3) at another location agreed to by the parties or if the parties cannot agree, at a location designated by the arbitrator as a location convenient to both parties.

As part of the arbitration, both Lyft and I will have the opportunity for reasonable discovery of non- privileged information that is relevant to the Claim. The arbitrator, in his or her sole discretion, may permit any discovery necessary to allow either party to have a fair opportunity to pursue that party’s claims and defenses.
2

6.Paying For The Arbitration

The AAA’s rules will govern the amount and allocation of fees for the arbitration, subject to the provisions of this section. Lyft will pay any costs that are unique to the arbitration process, including fees for the arbitrator’s time and use of an arbitration forum. I will pay any costs that I am required topay under the AAA rules that would be imposed on me in a judicial forum, but in no event shall the AAA filing fee that I am responsible for paying exceed the filing fees that I would have paid if I had filed a complaint in a court of law having jurisdiction. I understand that I will be responsible for retaining my own attorney.

7.The Arbitration Award

The arbitrator shall have authority to award monetary damages and any and all other individualized remedies that would be available in court, and the arbitrator’s decision of whether or not to award such damages and remedies shall be based on the statute or common law upon which the arbitrated claim(s) is/are based. The arbitrator shall have authority to award to the prevailing party reasonable costs and attorneys’ fees incurred in either bringing or defending an action under this Agreement, to the extent such costs or fees would be recoverable under the law or statute giving rise to the claim(s) arbitrated.

The arbitrator will issue a written decision that memorializes the essential findings of fact and law and the conclusions upon which the arbitrator's decision and the award, if any, are based.

8.The Arbitration Initiation Procedure

To facilitate good-faith negotiations, I agree to give written notice to [arbitrationnotice@lyft.com) stating the nature of my claim in sufficient detail to advise Lyft of the nature of the dispute and the relief I request. I agree that I will provide Lyft with that notice at least 45 days before initiating any arbitration under this Arbitration Provision. Lyft agrees to do the same if it initiates any claim against me. I understand that the notice will be used to investigate the claim, so that Lyft and I can engage in good-faith negotiations to resolve it promptly.

9.The Arbitration Agreement Opt-Out Procedure
I acknowledge that I have the opportunity to opt out of this Arbitration Agreement. To do so, I must provide notice in writing to Lyft’s Legal Department (by email to arbitrationnotice@lyft.com or by postal mail to Legal Department, Attn: Employment Counsel; Lyft, Inc.; 185 Berry Street; San Francisco, CA 94107) specifically stating that I do not wish to be bound by this Arbitration Agreement. I understand that such notice must be e-mailed or postmarked within thirty days (30 days) of my receipt of this Agreement in order to opt out. I understand that I will not be penalized in any manner for opting out of the Agreement.

10.Enforcement Of The Arbitration Agreement

This Arbitration Agreement is the full and complete agreement relating to the resolution of disputes between Lyft and me. In the event any portion of this Agreement is deemed unenforceable, the remainder of this Arbitration Agreement will be enforceable except as otherwise provided above.

3

*************************************************************************************************************
My signature below indicates that I understand and agree to be legally bound by this Mutual Arbitration Agreement, including its waiver of jury trials and class, representative, and private attorney general actions.

Eisar Lipkovitz	/s/ Eisar Lipkovitz	July 2, 2019
Employee Name	Signature	Date

Logan Green	/s/ Logan Green	July 15, 2019
Lyft Representative	Signature	Date

4